Exhibit 99.1

FOR IMMEDIATE RELEASE
Embecta Corp. Reports Second Quarter Fiscal 2023 Financial Results

PARSIPPANY, N.J., May 12, 2023 (GLOBE NEWSWIRE) – Embecta Corp. (“embecta” or the "Company") (Nasdaq: EMBC), one of the largest pure-play diabetes care companies in the world, today reported financial results for the three- and six-month periods ended March 31, 2023.
"Following our solid first quarter performance, I am pleased to say that our second quarter results have once again exceeded our internal expectations," said Devdatt (Dev) Kurdikar, Chief Executive Officer of embecta. "We remain focused on executing our three key strategic priorities: strengthening our base business, separating and standing up embecta as an independent company, and investing for growth. During the second quarter, we made progress in each of these areas, as evidenced by our strong revenue performance; exiting additional transition service agreements with BD; and advancing our insulin patch pump program, including reaching an agreement with an innovative third-party algorithm developer. Given our financial performance during the first half of the year, coupled with our outlook for the remainder of the year, we are once again raising our guidance for our key financial metrics."
embecta spun off from Becton, Dickinson and Company ("BD") on April 1, 2022 (the "Separation Date"). Financial results during the pre-spin period were presented on the carve-out basis of accounting and do not purport to reflect what embecta’s financial results would have been had embecta operated as a standalone public company. Therefore, financial results for the three and six-month periods ended March 31, 2023 and March 31, 2022 are not meaningfully comparable.

Second Quarter Fiscal Year 2023 Financial Highlights:
•Revenues of $277.1 million, up 0.9% on a reported basis; up 4.0% on a constant currency basis
◦U.S. revenues increased 3.6% on both a reported and constant currency basis
◦International revenues decreased 1.9% on a reported basis, and increased 4.4% on a constant currency basis
•Gross profit and margin of $189.8 million and 68.5%, compared to $191.2 million and 69.7% in the prior year period
•Adjusted gross profit and margin of $190.1 million and 68.6%
•Operating income and margin of $55.6 million and 20.1%, compared to $98.9 million and 36.0% in the prior year period
•Adjusted operating income and margin of $84.9 million and 30.6%
•Net income and earnings per diluted share of $14.0 million and $0.24, compared to $79.6 million and $1.38 in the prior year period
•Adjusted net income and adjusted earnings per diluted share of $43.3 million and $0.75
•Adjusted EBITDA and margin of $96.7 million and 34.9%, compared to $117.3 million and 42.7% in the prior year period
•Announced a dividend of $0.15 per share
Six Months Ended March 31 2023 Financial Highlights:
•Revenues of $552.8 million, down 2.0% on a reported basis; up 2.3% on a constant currency basis
◦U.S. revenues increased 1.2% on both a reported and constant currency basis
◦International revenues decreased 5.3% on a reported basis, and increased 3.5% on a constant currency basis
•Gross profit and margin of $378.6 million and 68.5%, compared to $395.1 million and 70.1% in the prior year period
•Adjusted gross profit and margin of $379.0 million and 68.6%

•Operating income and margin of $144.4 million and 26.1%, compared to $215.5 million and 38.2% in the prior year period
•Adjusted operating income and margin of $186.5 million and 33.7%
•Net income and earnings per diluted share of $49.2 million and $0.85, compared to $178.4 million and $3.09 in the prior year period
•Adjusted net income and adjusted earnings per diluted share of $98.7 million and $1.71
•Adjusted EBITDA and margin of $206.9 million and 37.4%, compared to $255.6 million and 45.3% in the prior year period
Strategic Highlights:
•Strengthen the base business
◦Signed a co-promotion collaboration agreement with PolyPhotonix Ltd., under which embecta’s commercial teams in the UK and Ireland will promote PolyPhotonix’s Noctura 400 sleep mask used for the management of diabetic retinopathy (DR) and diabetic muscular oedema (DMO), two common sight threatening complications associated with diabetes
◦Held embecta's first industry-sponsored educational symposium at Advanced Technologies & Treatments for Diabetes (ATTD) Conference in Germany in February 2023 titled "Diabetes Era of Possibilities: Infusing Patient Choice into Practice"
•Separate and stand-up
◦Exited several transition service agreements with BD
◦Published inaugural environmental, social, and governance (ESG) strategy report to summarize how we are managing ESG initiatives and progress
•Invest for growth
◦Continued making progress on the development of a type 2 closed loop insulin delivery system utilizing embecta’s proprietary patch pump, which carries Breakthrough Device Designation from the U.S. Food & Drug Administration, including entering into a collaboration agreement with Tidepool in which embecta will leverage Tidepool’s expertise in diabetes management software and the recently FDA 510(k) cleared insulin dosing algorithm, Tidepool Loop, in the continued development of embecta's proprietary type 2 closed-loop patch pump system
Second Quarter Fiscal Year 2023 Results:
Revenues by geographic region are as follows:

	Three months ended March 31,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2023	2022	$	%	%
United States	$146.4	$141.3	$5.1	3.6%	3.6%
International	130.7	133.2	(2.5)	(1.9)	4.4
Total	$277.1	$274.5	$2.6	0.9%	4.0%

Our revenues increased by $2.6 million, or 0.9%, to $277.1 million for the three months ended March 31, 2023 as compared to revenues of $274.5 million for the three months ended March 31, 2022. Changes in our revenues are driven by the volume of goods that we sell, the prices we negotiate with customers and changes in foreign exchange rates. The increase in revenues was primarily driven by favorable impacts of $11.0 million related to increase in price and volume, and contract manufacturing revenue that commenced after April 1, 2022, the date of separation from BD. This was somewhat offset by unfavorable effects from foreign currency translation primarily due to the strengthening of the US dollar, which negatively impacted results by $8.4 million.
Six Months Fiscal Year 2023 Results:
Revenues by geographic region are as follows:

	Six months ended March 31,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2023	2022	$	%	%
United States	$295.7	$292.2	$3.5	1.2%	1.2%
International	257.1	271.6	(14.5)	(5.3)	3.5
Total	$552.8	$563.8	$(11.0)	(2.0)%	2.3%

Our revenues decreased by $11.0 million, or 2.0%, to $552.8 million for the six months ended March 31, 2023 as compared to revenues of $563.8 million for the six months ended March 31, 2022. The decrease in revenues was primarily driven by unfavorable effects from foreign currency translation primarily due to strengthening of the U.S. dollar which negatively impacted results by $24.0 million, partially offset by favorable impacts of $13.0 million related to increase in price and volume, as well as contract manufacturing revenue that commenced after April 1, 2022, the date of separation from BD.
Fiscal Year 2023 Updated Financial Guidance:
For fiscal year 2023, the Company now expects:

Dollars in millions, except percentages and per share data	Current	Previous (1)
Revenues	$1,101 - $1,113	$1,084 - $1,107
As Reported (%)	(2.5%) - (1.5%)	(4.0%) - (2.0%)
Constant Currency (%)	0.0% - 1.0%	(1.5%) - 0.5%
F/X (%)	(2.5)%	(2.5)%
Contract Manufacturing	$7.5 - $10	$5 - $10
Adjusted Gross Margin (%)	~64.5%	~63.5%
Adjusted Operating Margin (%)	~28.0%	~26.5%
Adjusted Earnings per Diluted Share	$2.50 - $2.60	$2.20 - $2.35
Adjusted EBITDA Margin (%)	~32.5%	~31.5%

(1) Previous guidance was issued on February 14, 2023.

We are unable to present a quantitative reconciliation of our expected adjusted gross margin, expected adjusted operating margin, expected adjusted earnings per diluted share, expected adjusted EBITDA and our expected adjusted EBITDA margin as we are unable to predict with reasonable certainty, and without unreasonable effort the impact and timing of any one-time items. The financial impact of these one-time items is uncertain and is dependent on various factors, including timing, and could be material to our Condensed Consolidated Statements of Income.
Balance sheet, Liquidity and Other Updates
As of March 31, 2023, the Company had approximately $346.4 million in cash and cash equivalents and $1.641 billion of debt principal outstanding, and no amount drawn on its $500 million Revolving Credit Facility.
The Company’s Board of Directors declared a quarterly cash dividend of $0.15 for each issued and outstanding share of the Company’s common stock. The dividend is payable on June 13, 2023 to stockholders of record at the close of business on May 29, 2023.

Second Quarter of Fiscal Year 2023 Earnings Conference Call:
Management will host a conference call at 8:00 a.m. Eastern Time (ET) on May 12, 2023 to discuss the results of the quarter, provide an update on its business, and host a question and answer session. Those who would like to participate may access the live webcast here, or access the teleconference here. The live webcast can also be accessed via the Company’s website at investors.embecta.com.
A webcast replay of the call will be available beginning at 11:00 a.m. ET on May 12, 2023, via the embecta investor relations website and archived on the website for one year.

Condensed Consolidated Statements of Income
Embecta Corp.
(Unaudited, in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022

Revenues	$277.1	$274.5	$552.8	$563.8
Cost of products sold(1)	87.3	83.3	174.2	168.7
Gross Profit	$189.8	$191.2	$378.6	$395.1
Operating expenses:
Selling and administrative expense	85.2	66.9	158.0	129.1
Research and development expense	22.1	18.0	39.0	34.7
Other operating expenses	26.9	7.4	37.2	15.8
Total Operating Expenses	$134.2	$92.3	$234.2	$179.6
Operating Income	$55.6	$98.9	$144.4	$215.5
Interest expense, net	(26.8)	(4.9)	(52.4)	(4.9)
Other income (expense), net	(4.3)	(0.1)	(11.4)	(0.1)
Income Before Income Taxes	$24.5	$93.9	$80.6	$210.5
Income tax provision	10.5	14.3	31.4	32.1
Net Income	$14.0	$79.6	$49.2	$178.4

Net Income per common share:
Basic	$0.24	$1.38	$0.86	$3.09
Diluted	$0.24	$1.38	$0.85	$3.09
(1) For periods prior to the separation from BD, this income statement line includes cost of products sold from related party inventory purchases. For the three and six month periods ended March 31, 2022, cost of products sold from related party inventory purchases were $10.6 million and $22.1 million, respectively.

Condensed Consolidated Balance Sheets
Embecta Corp.
(in millions, except share and per share data)

	March 31, 2023	September 30, 2022
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$346.4	$330.9
Trade receivables, net (net of allowance for doubtful accounts of $1.1 million and $1.3 million as of March 31, 2023 and September 30, 2022, respectively)	19.1	22.2
Inventories:
Materials	29.9	23.4
Work in process	8.7	5.6
Finished products	119.0	93.8
Total Inventories	$157.6	$122.8
Amounts due from Becton, Dickinson and Company	133.6	110.9
Prepaid expenses and other	99.6	77.9
Total Current Assets	$756.3	$664.7
Property, Plant and Equipment, Net	313.5	301.6
Goodwill and Other Intangible Assets	24.0	24.6
Deferred Income Taxes and Other Assets	116.2	95.5
Total Assets	$1,210.0	$1,086.4
Liabilities and Equity
Current Liabilities
Accounts payable	$52.5	$41.4
Accrued expenses	146.6	104.3
Amounts due to Becton, Dickinson and Company	74.3	66.5
Salaries, wages and related items	35.7	48.5
Current debt obligations	9.5	9.5
Current finance lease liabilities	3.6	3.6
Income taxes	35.5	27.2
Total Current Liabilities	$357.7	$301.0
Deferred Income Taxes and Other Liabilities	46.9	46.1
Long-Term Debt	1,596.0	1,598.1
Non Current Finance Lease Liabilities	32.0	32.6
Commitments and Contingencies
Embecta Corp. Equity
Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 57,287,537 as of March 31, 2023 and 57,055,327 as of September 30, 2022	$0.6	$0.6
Additional paid-in capital	18.1	10.0
Accumulated deficit	(545.1)	(577.1)
Accumulated other comprehensive loss	(296.2)	(324.9)
Total Equity	(822.6)	(891.4)
Total Liabilities and Equity	$1,210.0	$1,086.4

Condensed Consolidated Statements of Cash Flows
Embecta Corp.
(Unaudited, in millions)

	Six Months Ended March 31,
	2023	2022
Operating Activities
Net income	$49.2	$178.4
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	15.2	15.1
Amortization of debt issuance costs	3.2	0.1
Stock-based compensation	11.3	8.5
Net periodic pension benefit and other postretirement costs	2.6	3.6
Deferred income taxes	1.2	—
Change in operating assets and liabilities:
Trade receivables, net	4.3	133.3
Inventories	(30.7)	(10.0)
Due from/due to Becton, Dickinson and Company	(14.9)	—
Prepaid expenses and other	(16.0)	(2.4)
Accounts payable, accrued expenses and other current liabilities	19.5	(15.3)
Income and other net taxes payable	10.6	9.7
Other assets and liabilities, net	(8.1)	0.4
Net Cash Provided by Operating Activities	$47.4	$321.4
Investing Activities
Capital expenditures	$(10.5)	$(9.7)
Acquisition of intangible assets	—	(0.4)
Net Cash Used for Investing Activities	$(10.5)	$(10.1)
Financing Activities
Proceeds from the issuance of long-term debt	$—	$1,450.0
Payments on long-term debt	(4.8)	—
Payment of long-term debt issuance costs	—	(33.3)
Payment of revolving credit facility fees	—	(5.6)
Payments related to tax withholding for stock-based compensation	(3.0)	—
Payments on finance lease	(1.8)	—
Dividend payments	(17.2)	—
Net consideration paid to Becton, Dickinson and Company in connection with the Separation	—	(1,266.0)
Net transfers to Becton, Dickinson and Company	—	(189.3)
Net Cash Used for Financing Activities	$(26.8)	$(44.2)
Effect of exchange rate changes on cash and cash equivalents	5.4	(2.8)
Net Change in Cash and cash equivalents	$15.5	$264.3
Opening Cash and cash equivalents	330.9	—
Closing Cash and cash equivalents	$346.4	$264.3

About Non-GAAP financial measures
In evaluating our operating performance, we supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures including (i) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (ii) Adjusted EBITDA and Adjusted EBITDA Margin, (iii) Adjusted Gross Profit and Adjusted Gross Profit Margin, (iv) Constant Currency revenue growth, (v) Adjusted Operating Income and Adjusted Operating Income Margin (vi) Non-GAAP Pre-tax Income and, (vii) Adjusted Net Income and Adjusted earnings per diluted share. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. The Company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a meaningful alternative representation of the underlying operating performance of the business.

For the three and six month periods ended March 31, 2023 and 2022, the reconciliation of net income to EBITDA and adjusted EBITDA was as follows (unaudited, in millions)

	Three Months Ended March 31,		Six Months Ended March 31,

	2023	2022	2023	2022
GAAP Net Income	$14.0	$79.6	$49.2	$178.4
Interest expense, net	26.8	4.9	52.4	4.9
Income taxes	10.5	14.3	31.4	32.1
Depreciation and amortization	8.0	6.7	15.2	15.1
EBITDA	$59.3	$105.5	$148.2	$230.5
Stock-based compensation expense (1)	5.8	3.9	11.3	8.5
One-time stand up costs (2)	26.2	7.4	36.4	15.8
European regulatory initiative-related costs ("EU MDR") (3)	0.3	0.5	0.5	0.8
Restructuring-related costs (4)	1.2	—	1.6	—
Deferred jurisdiction adjustments in Other income (expense), net for taxes (5)	3.9	—	8.9	—
Adjusted EBITDA	$96.7	$117.3	$206.9	$255.6
Adjusted EBITDA Margin	34.9%	42.7%	37.4%	45.3%
(1)Represents stock-based compensation expense incurred during the three and six months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023, $4.7 million is recorded in Selling and administrative expense, $0.6 million is recorded in Cost of products sold, and $0.5 million is recorded in Research and development expense. For the six months ended, March 31, 2023, $9.3 million is recorded in Selling and administrative expense, $1.2 million is recorded in Cost of products sold, and $0.8 million is recorded in Research and development expense. For the three months ended March 31, 2022, $2.8 million is recorded in Selling and administrative expense, $0.7 million is recorded in Cost of products sold, and $0.4 million is recorded in Research and development expense. For the six months ended March 31, 2022, $5.7 million is recorded in Selling and administrative expense, $1.7 million is recorded in Cost of products sold, and $1.1 million is recorded in Research and development expense.
(2)One-time stand up costs incurred primarily include costs to stand up the Company. For the three months ended March 31, 2023, approximately $25.6 million and $0.6 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the six months ended March 31, 2023, approximately $35.5 million and $0.9 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the three and six months ended March 31, 2022, $7.4 million and $15.8 million of the one-time stand up costs are recorded in Other operating expenses.
(3)Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and General Data Protection Regulation ("GDPR") which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs are recorded in Research and development expense. During the fourth quarter of fiscal year 2022, the Company updated its definition for adjustments to include costs associated with developing processes and systems to comply with EU MDR. This amount was not previously included as an adjustment in the prior period.
(4)Represents restructuring-related costs recorded in Other operating expenses.
(5)Represents amounts due to BD for tax liabilities incurred in deferred closing jurisdictions where BD is considered the primary obligor.

For the three and six month periods ended March 31, 2023, the reconciliations of (1) GAAP Gross Profit and Gross Margin to Adjusted Gross Profit and Adjusted Gross Margin, (2) GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Income Margin and (3) GAAP Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share are as follows (unaudited in millions, except per share amounts):

	Three Months Ended March 31,	Six Months Ended March 31,

	2023 (1)	2023 (1)
Gross Profit	$189.8	$378.6
Gross Profit Margin	68.5%	68.5%
Stock-based compensation expense	0.1	0.1
Amortization of intangible assets (2)	0.2	0.3
Adjusted Gross Profit	$190.1	$379.0
Adjusted Gross Profit Margin	68.6%	68.6%

GAAP Operating Income	$55.6	$144.4
GAAP Operating Income Margin	20.1%	26.1%
Amortization of intangible assets (2)	0.2	0.3
One-time stand up costs (3)	26.2	36.4
EU MDR (4)	0.3	0.5
Stock-based compensation expense (5)	1.4	3.3
Restructuring-related costs (6)	1.2	1.6
Adjusted Operating Income	$84.9	$186.5
Adjusted Operating Income Margin	30.6%	33.7%

Income Before Income Taxes	$24.5	$80.6
Adjustments:
Amortization of intangible assets (2)	0.2	0.3
One-time stand up costs (3)	26.2	36.4
EU MDR (4)	0.3	0.5
Stock-based compensation expense (5)	1.4	3.3
Restructuring-related costs (6)	1.2	1.6
Deferred jurisdiction adjustments in Other income (expense), net for taxes (7)	3.9	8.9
Total Adjustments	$33.2	$51.0
Adjusted Pre-Tax Income	$57.7	$131.6
Adjusted Taxes on Income	$(14.4)	$(32.9)
Adjusted Net Income	$43.3	$98.7
Adjusted Net Income per Diluted share	$0.75	$1.71

GAAP Net Income	$14.0	$49.2
GAAP Net Income per Diluted share	$0.24	$0.85

GAAP and Adjusted Diluted weighted-average shares outstanding (in thousands)	57,513	57,612
(1)Prior to the Separation on April 1, 2022, the Company’s historical combined financial statements were prepared on a standalone basis. These results did not purport to reflect what the Company’s results of operations, comprehensive income, financial position, equity or cash flows would have been had the Company operated as a standalone public company. As such, the Company is not presenting comparable prior period results for the Non-GAAP metrics in the table above. The Company believes these metrics are not meaningful for periods prior to the Separation.
(2)Amortization of intangible assets is recorded in Cost of products sold.

(3)One-time stand up costs incurred primarily include costs to stand up the Company. For the three months ended March 31, 2023, approximately $25.6 million and $0.6 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the six months ended March 31, 2023, approximately $35.5 million and $0.9 million are recorded in Other operating expenses and Selling and administrative expense, respectively.
(4)Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and GDPR which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs are recorded in Research and development expense.
(5)Represents stock-based compensation expense recognized during the period associated with the incremental value of converted legacy BD share-based awards and one-time sign-on equity awards granted to certain members of the Embecta leadership team in connection with the separation from BD. For the three months ended March 31, 2023, $1.2 million is recorded in Selling and administrative expense, $0.1 million is recorded in Cost of products sold, and $0.1 million is recorded in Research and development expense. For the six months ended March 31, 2023, $3.1 million is recorded in Selling and administrative expense, $0.1 million is recorded in Cost of products sold, and $0.1 million is recorded in Research and development expense.
(6)Represents restructuring-related costs recorded in Other operating expenses.
(7)Represents amounts due to BD for tax liabilities incurred in deferred jurisdictions where BD is considered the primary obligor.

Each reporting period, we face currency exposure that arises from translating the results of our worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period. A stronger U.S. dollar, compared to the prior-year period, resulted in an unfavorable foreign currency translation impact to our revenues as compared to the prior-year period. We evaluate our results of operations on both a reported and a Constant Currency basis, which excludes the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period. As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a Constant Currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. We calculate Constant Currency percentages by converting our current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a Constant Currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

For the three and six month periods ended March 31, 2023 and 2022, the reconciliation of revenue growth to Constant Currency was as follows:

	Three months ended March 31,
Dollars in millions	2023	2022	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$277.1	$274.5	0.9%	(3.1)%	4.0%

	Six months ended March 31,
Dollars in millions	2023	2022	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$552.8	$563.8	(2.0)%	(4.3)%	2.3%

About Embecta

embecta is one of the largest pure-play diabetes care companies in the world, leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of approximately 2,000 employees around the globe. For more information, visit embecta.com or follow our social channels on LinkedIn, Facebook, Instagram and Twitter.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release contains express or implied "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, performance, financial condition, goals, strategies, plans and achievements. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as "believes," "expects," "anticipates," "estimates," "plans," "intends", “pursue”, “will” or similar expressions, we are making forward-looking statements. For example, embecta is using forward-looking statements when it discusses its fiscal 2023 financial guidance and its expectations with respect to strengthening its base business, separating and standing up embecta as an independent company, and investing in growth, and its ability to obtain sustainable success. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) competitive factors that could adversely affect embecta’s operations, (ii) any events that adversely affect the sale or profitability of embecta’s products or the revenues delivered from sales to its customers, (iii) any failure by BD to perform of its obligations under the various separation agreements entered into in connection with the separation and distribution; (iv) increases in operating costs, including fluctuations in the cost and availability of raw materials or components used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items; (v) changes in reimbursement practices of governments or private payers or other cost containment measures; (vi) the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates; (vii) the impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements; (viii) any continuing impact of the COVID-19 pandemic or geopolitical instability, including disruptions in its operations and supply chains; (ix) new or changing laws and regulations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation and licensing and regulatory requirements for products; (x) the expected benefits of the separation from BD; (xi) risks associated with embecta’s indebtedness; (xii) the risk that embecta’s separation from BD will be more difficult or costly than expected; (xiii) risks associated with not completing strategic collaborative partnerships and acquisitions for innovative technologies, complementary product lines, and new markets; and (xiv) the other risks described in our periodic reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as further updated by our Quarterly Reports on Form 10-Q we have filed or will file hereafter. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this release.

CONTACTS

Investors:
Pravesh Khandelwal
VP, Head of Investor Relations
551-264-6547
Contact IR
Media:
Christian Glazar
Sr. Director, Corporate Communications
908-821-6922
Contact Media Relations